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                                                                    EXHIBIT 99.1

                        [LETTERHEAD OF APPLIED IMAGING]


Contacts:
Applied Imaging Corporation             The Financial Relations Board
Jack Goldstein, President and CEO       Ann Trunko (General Info)
Donna Dickinson, Investor Relations     Kate Rajeck (Investor Contact)
408-562-0250                            415-986-1591

FOR IMMEDIATE RELEASE
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                    APPLIED IMAGING CORPORATION COMPLETES
                       PRIVATE PLACEMENT OF $10 MILLION

SANTA CLARA, CA, JUNE 3, 1998 -- Applied Imaging Corporation (Nasdaq:
AICX) announced the closing of a private placement of 3,333,331 shares of its Common Stock to certain accredited investors. This sale represents a $10 million placement at a purchase price of $3.00 per share. The proceeds from the sale of the shares will be used for working capital and general corporate purposes.

Jack Goldstein, Ph.D., President and CEO of Applied Imaging, commented, "We are very pleased with the number of parties interested in participating in this private placement. Several of the participating investors are current stockholders in Applied Imaging and their continued interest is indicative of the confidence they have in the company. This private placement strengthens our financial position and will allow us to continue advancing our prenatal screening program."

Applied Imaging Corporation develops, manufactures and markets automated clinical analysis systems used by laboratories for the diagnosis of prenatal and other genetic disorders. The company markets its products worldwide. Applied Imaging is developing a proprietary prenatal test for screenings of genetic abnormalities by isolating fetal cells from a routine maternal sample. This new test is designed to improve current prenatal screening techniques by providing an accurate and cost effective procedure without the risk of miscarriage associated with invasive prenatal testing. Applied Imaging is a publicly traded company listed on the Nasdaq National Market System under the symbol AICX.

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          For more information on applied imaging via fax at no cost, dial (800) PRO-INFO (908-544-2850 outside the U.S.), ticker symbol AICX.

2380 Walsh Avenue, Bldg B, Santa Clara, California 95051 Telephone (408) 562-0250, Fax (408) 562-0264